Exhibit 99.1

Adaptimmune Announces Commercial Development and Supply Agreement for Thermo Fisher Scientific’s Dynabeads™ CD3/CD28 Cell Therapy System

PHILADELPHIA, Pa. and OXFORD, UK, June 21, 2016 — Adaptimmune Therapeutics plc (Nasdaq: ADAP), a leader in T-cell therapy to treat cancer, today announced that it has entered into a commercial development and supply agreement with Thermo Fisher Scientific. The new 10-year agreement augments Adaptimmune’s exclusive license and supply relationship with Thermo Fisher for the Dynabeads CD3/CD28 Cell Therapy System (CTS™)* for use in the manufacture of Adaptimmune’s SPEAR™ T-cell therapies.

Dynabeads™ CD3/CD28 CTS is designed to isolate, activate and expand human T-cells. This technology provides coordinated and simultaneous activation and co-stimulation signals to T-cells, a process that is reported to produce T-cells with enhanced proliferation and with characteristics that enable prolonged persistence in vivo**. Adaptimmune has an exclusive license for the IP associated with the use of Dynabeads CD3/CD28 to expand and activate all TCR-transduced T-cells in cancer, infectious and autoimmune diseases.

“We are delighted to expand our collaboration with Thermo Fisher and secure continuity of supply of Dynabeads through commercialization,” said Gwen Binder-Scholl, Adaptimmune’s Chief Technology Officer. “Dynabeads CD3/CD28 have unique properties which we believe optimize the manufacture of our SPEAR T-cell therapies, including the generation of younger and healthier T-cells leading to prolonged persistence of therapeutic cells in the blood. We look forward to continuing to work closely with Thermo Fisher as we progress toward the commercialization of our T-cell therapeutics.”

“Thermo Fisher’s market-leading cell therapy workflow solutions are enabling its customers to address the unique commercialization challenges of this market. We are pleased to expand our partnership with Adaptimmune, a leader in the T-cell immunotherapy space,” said Oystein Aamellem, director of Cellular Medicine for Thermo Fisher. “This agreement demonstrates our sustained commitment to advancing the development of our Dynabead CD3/CD28 technology to support the treatment of solid tumors, as well as other conditions that threaten human health.”

Adaptimmune’s SPEAR T-cell therapies are novel cancer immunotherapies that have been engineered through their T cell receptors (TCRs) to target and destroy cancer cells by strengthening a patient’s natural T-cell response. T-cells are a type of white blood cell that play a central role in a person’s immune response. Adaptimmune’s goal is to harness the power of the T-cell and, through its multiple therapeutic candidates, significantly impact cancer treatment and clinical outcomes of patients with solid and hematologic cancers.

The manufacturing process consists of isolating T-cells from the blood of cancer patients; transferring affinity enhanced TCRs, which have been modified to recognize cancer cells, into the cells; activating and expanding the T-cells using Dynabeads CD3/CD28; and, introducing the affinity enhanced cells back into the patient to enable the patient’s immune system to respond and attack cancer.

About Adaptimmune

Adaptimmune is a clinical stage biopharmaceutical company focused on novel cancer immunotherapy products based on its SPEAR (Specific Peptide Enhanced Affinity Receptor) T-cell platform. Established in 2008, the company aims to utilize the body’s own machinery - the T-cell - to target and destroy cancer cells by using engineered, increased affinity TCRs as a means of strengthening natural patient T-cell responses. Adaptimmune’s lead program is a SPEAR T-cell therapy targeting the NY-ESO cancer antigen. Its NY-ESO SPEAR T-cell therapy has demonstrated signs of efficacy and tolerability in Phase 1/2 trials in solid tumors and in hematologic cancer types, including synovial sarcoma and multiple myeloma. Adaptimmune has a strategic collaboration and licensing agreement with GlaxoSmithKline for the development and commercialization of the NY-ESO TCR program. In addition, Adaptimmune has a number of proprietary programs. These include SPEAR T-cell therapies targeting the MAGE-A10 and AFP cancer antigens, which both have open INDs, and a further SPEAR T-cell therapy targeting the MAGE-A4 cancer antigen that is in pre-clinical phase with IND acceptance targeted for 2017. The company has identified over 30 intracellular target peptides preferentially expressed in cancer cells and is currently progressing 12 through unpartnered research programs. Adaptimmune has over 250 employees and is located in Oxfordshire, U.K. and Philadelphia, USA. For more information: http://www.adaptimmune.com

Adaptimmune Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements involve certain risks and uncertainties. Such risks and uncertainties could cause our actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation: the success, cost and timing of our product development activities and clinical trials and our ability to successfully advance our TCR therapeutic candidates through the regulatory and commercialization processes. For a further description of the risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, as well as risks relating to our business in general, we refer you to our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on May 12, 2016 and our other SEC filings. The forward-looking statements contained in this press release speak only as of the date the statements were made and we do not undertake any obligation to update such forward-looking statements to reflect subsequent events or circumstances.

Adaptimmune Contacts

Will Roberts

Vice President, Investor Relations

T:  (215) 825-9306

E: will.roberts@adaptimmune.com

Margaret Henry

Head of PR

T: +44 (0)1235 430036

Mobile: +44 (0)7710 304249

E: margaret.henry@adaptimmune.com

*For research use or manufacturing of cell, gene, or tissue-based products. Caution: Not intended for direct administration into humans or animals.

**Barrett et al (2014) Cytotherapy. Relation of clinical culture method to T-cell memory status and efficacy in xenograft models of adoptive immunotherapy.